Exhibit 99.1

The ONE Group Appoints Two New Independent Directors to its Board

Denver, CO – (BUSINESS WIRE) – September 14, 2021 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today announced the appointment of Susan Lintonsmith and Haydee Olinger as independent members to its Board of Directors, effective immediately. “We are pleased to welcome both Susan and Haydee to our Board as we continue executing our strategic priorities and build shareholder value,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group. “Susan’s extensive experience in generating profitable growth across multi-unit restaurant and health & wellness concepts, among other businesses, and Haydee’s restaurant industry expertise and unmatched leadership in organizational compliance and asset-light restaurant development will be additive to our board and significantly support our growth and enhance our corporate governance.”

•	Susan Lintonsmith has over 30 years of experience as a strategist and branding expert in highly competitive consumer industries. Ms. Lintonsmith currently serves as Chief Brand Officer of AtYourGate, an in-airport order app and delivery service for passengers, flight crews, and airport employees. Prior to AtYourGate, she was the CEO of Elements Massage, a national massage therapy brand with over 250 locations across the United States and Canada. Ms. Lintonsmith previously was CEO of Quiznos, the global sandwich chain with franchised restaurants in 32 countries, where she led the turn-around plan that resulted in profitable growth after years of store closures and declining sales. Prior to Quiznos, she was the CMO at Red Robin Gourmet Burgers, Inc. and also held various management positions at Dean Foods Company, Western Union Company, the Coca-Cola Company, Einstein Noah Restaurant Group, Inc. and Pizza Hut.

•	Haydee Olinger has over 30 years of corporate legal and business operations experience, including strategic planning, real estate leasing and purchasing transactions, franchise and licensee management, food safety, enterprise risk, corporate compliance and privacy. Ms. Olinger currently serves as a Senior Advisor at Baker Gilmore, a legal and compliance executive recruiting and advisory firm, where she provides advising, coaching, and consulting services to Chief Compliance Officers and other corporate executives. Prior to Baker Gilmore, Ms. Olinger spent over 30 years at McDonald’s Corp. where she held various legal roles; most recently as McDonald’s first Global Chief Compliance and Privacy Officer and designed and implemented McDonalds’ best-in-class corporate compliance programs.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both in the U.S. and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands and operations are:

•	STK, a modern twist on the American steakhouse concept with 23 restaurants in major metropolitan cities in the U.S., Europe and the Middle East, featuring premium steaks, seafood and specialty cocktails in an energetic upscale atmosphere.

•	Kona Grill, a polished casual, bar-centric grill concept with 24 restaurants in the U.S., featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.

•	ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos currently operating 13 venues in the U.S. and Europe.

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Seth Grugle

(646) 277-1272

seth.grugle@icrinc.com